Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-249391) and Form S-3 (No. 333-262295) of Aziyo Biologics, Inc. of our report dated March 8, 2022, except with respect to the matters that raise substantial doubt about the Company's ability to continue as a going concern discussed in Note 2, as to which the date is August 31, 2022, relating to the financial statements, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

August 31, 2022